Essendant Inc. Earnings Presentation Second Quarter 2015 July 23, 2015 Exhibit 99.2

Forward Looking Statements and Non-GAAP Measures This presentation contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature.  These statements are based on management’s current expectations, forecasts and assumptions.  This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here.  These risks and uncertainties include, but are not limited to the following: end-user demand for products in the office, technology, and furniture product categories may continue to decline; Essendant’s reliance on key customers, and the risks inherent in continuing or increased customer concentration and consolidations; prevailing economic conditions and changes affecting the business products industry and the general economy; Essendant’s ability to effectively manage its operations and to implement growth, cost-reduction and margin-enhancement initiatives; the impact of Essendant’s repositioning, restructuring and rebranding activities on Essendant’s customers, suppliers, and operations; Essendant’s reliance on supplier allowances and promotional incentives; Essendant’s reliance on independent resellers for a significant percentage of its net sales and, therefore, the importance of the continued independence, viability and success of these resellers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers who sell directly to Essendant’s customers; the impact of supply chain disruptions or changes in key suppliers’ distribution strategies; Essendant’s ability to maintain its existing information technology systems and the systems and e-commerce services that it provides to customers, and to successfully procure, develop and implement new systems and services without business disruption or other unanticipated difficulties or costs; the creditworthiness of Essendant’s customers; Essedant’s ability to manage inventory in order to maximize sales and supplier allowances while minimizing excess and obsolete inventory; Essendant’s success in effectively identifying, consummating and integrating acquisitions; the risks and expense associated with Essendant’s obligations to maintain the security of private information provided by Essendant’s customers; the costs and risks related to compliance with laws, regulations and industry standards affecting Essendant’s business; the availability of financing sources to meet Essendant’s business needs; Essendant’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.      Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect Essendant’s results, please see the company’s Securities and Exchange Commission filings.  The forward-looking information in this news release is made as of this date only, and the company does not undertake to update any forward-looking statement.  Investors are advised to consult any further disclosure by Essendant regarding the matters discussed in this release in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time.  It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. Information marked with an asterisk (*) is non-GAAP information. A reconciliation of these items to the most comparable GAAP measures is presented on the company’s Website (www.unitedstationers.com) under the Investor Information section. Except as noted, all references within this presentation to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles. Certain prior-period amounts have been reclassified to conform to the current presentation. 2

Results Recap 2nd quarter 2015 results reflect progress on strategic plan Sales Sales increased 1.6%, 4.9% organic sales decline Janitorial and breakroom grew 3.1% Industrial grew 48.1% positively impacted by acquisitions, 11.6% organic decline due to energy sector headwinds Gross Margin was 15.8% Adjusted EPS was $0.82* Free Cash Flow was $108.9 million Announced the acquisition of Nestor LLC on July 15, 2015

Strategy Three Elements of Our Strategy Strengthen our Core business Win online Expand and diversify our offering to higher growth and higher margin channels and categories

Second Quarter 2015 Results Sales were $1.34 billion, up 1.6% Gross margin was $212.1 million, or 15.8% of sales Adjusted operating expenses in Q2 2015 were $156.4 million*, or 11.7%* of sales Adjusted operating income was $55.6 million*, or 4.1%* of sales Adjusted net income was $31.2 million* Adjusted earnings per diluted share were $0.82*

Shift in Sales Mix by Product Category **Industrial sales includes the impact of the acquisition of CPO Commerce, Inc. on May 30, 2014 and MEDCO on October 31, 2014

Sales by Channel – Q2 2015 Our new E-Commerce channel is a subset of both National and Independent & Other channels disclosed above.

Implement a common operating and information technology platform for our office products and janitorial/breakroom products to simplify customer experience and deliver cost savings Implementation in facilities is expected to begin in 2015 and cascade into the 1st half of 2016. Incremental costs are expected to be $13 million in 2015; $2.4 million realized through June 30, 2015. When completed, will enable lower operating expenses of $5 - $10 million in the back half of 2016, and $15 - $20 million on an annual basis thereafter. Restructuring to effectively and cost efficiently meet customer needs Costs related to a workforce reduction and facility consolidations were $6.3 million in the first half of 2015. Additional actions will occur later in 2015 for a full year pre-tax charge of approximately $9 million. Cost savings are expected to be $6 million in 2015 and $10 million annually beginning in 2016. Exiting non-strategic channels and categories Active effort to sell a non-strategic business, Azerty de Mexico, with a non-cash pre-tax loss of $14.0 million and an additional pre-tax loss of $0.9 million in the first half of 2015. Additional financial impacts of this sale, both cash and non-cash, may occur during 2015 as we complete this transaction. Communicating purpose, vision and repositioning with a new brand Impairment and accelerated amortization of intangibles related to rebranding efforts of $11.0 million in the first half of 2015, and expect a total of $12 million for the full year. Announced the impending acquisition of Nestor Sales LLC Accelerates our growth in the automotive aftermarket and complements our existing industrial offerings while providing access to new customer segments, advancing a key strategic pillar to diversify into higher growth and margin channels and categories. All cash purchase price of $38.5 million, subject to customary closing adjustments; funded through cash on hand and cash available under revolving credit facility. 2015 Actions to Execute Our Strategy

Appendix

Consolidated Statement of Income For the Three Months Ended June 30, 2015 and 2014

Consolidated Statement of Income For the Six Months Ended June 30, 2015 and 2014

Gross Margin Dollars in millions

Adjusted Operating Expense* Dollars in millions

Adjusted Operating Income* Dollars in millions

Adjusted Earnings per Share* Shares in millions

Working Capital Summary

Cash Flows

Debt and Capitalization